As filed with the Securities and Exchange Commission on December 14, 2007.
File No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XTL BIOPHARMACEUTICALS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	98-048767
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
(845) 267-0707
(Address of Principal Executive Offices)

XTL Biopharmaceuticals Ltd. 2001 Employee Share Option Plan
XTL Biopharmaceuticals Ltd. 2000 Directors, Consultants, and Employees Share Option Plan
XTL Biopharmaceuticals Ltd. 1999 Directors, Consultants, and Employees Share Option Plan
XTL Biopharmaceuticals Ltd. 1998 Employee Share Option Plan
Non-Plan Share Options
(Full Title of the Plans)

Ron Bentsur
Chief Executive Officer
XTL Biopharmaceuticals Ltd.
711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
(845) 267-0707
(Name and Address of Agent For Service)

Copy to:
Mark F. McElreath, Esq.
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
(212) 210-9595
_________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	140,800	$0.106 (1)	$14,924.80 (1)	$0.46

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	150,000	$0.20 (1)	$30,000.00 (1)	$0.92

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	20,000	$0.204 (1)	$4,080.00 (1)	$0.13

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	117,708	$0.25 (1)	$29,427.00 (1)	$0.90

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	175,000	$0.286 (1)	$50,050.00 (1)	$1.54

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	20,000	$0.309 (1)	$6,180.00 (1)	$0.19

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	40,000	$0.325 (1)	$13,000.00 (1)	$0.40

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	11,250,000	$0.354 (1)	$3,982,500.00 (1)	$122.26

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	500,000	$0.374 (1)	$187,000.00 (1)	$5.74

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	12,000	$0.482 (1)	$5,784.00 (1)	$0.18

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	3,393,820	$0.497 (1)	$1,686,728.50 (1)	$51.78

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	195,000	$0.538 (1)	$104,910.00 (1)	$3.22

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	3,207,661	$0.60 (1)	$1,924,596.60 (1)	$59.09

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	7,000,000	$0.774 (1)	$5,418,000.00 (1)	$166.33

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	139,400	$0.851 (1)	$118,629.40 (1)	$3.64

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	120,000	$0.853 (1)	$102,360.00 (1)	$3.14

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	821,466	$0.931 (1)	$764,784.85 (1)	$23.48

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	669,800	$1.10 (1)	$736,780.00 (1)	$22.62

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share	1,275,000	$2.11 (1)	$2,690,250.00 (1)	$82.59

Ordinary Shares of XTL Biopharmaceuticals Ltd., par value NIS 0.02 per share (2)	5,374,956	$2.02 (3)	$10,857,412 (3)	$333.32

Total:	34,622,611	--	$28,727,397.15	$882

(1)
Determined in accordance with Rule 457(h), the registration fee calculation with respect to the ordinary shares underlying prior grants of options is computed on the basis of the price at which the options may be exercised.

(2)	Represents ordinary shares available for grant under the XTL Biopharmaceuticals Ltd. 2001 Employee Share Option Plan and Non-Plan Share Options.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low trading prices of American Depositary Shares, representing the Company’s ordinary shares, divided by the ten ordinary shares represented thereby, reported on the Nasdaq Capital Market on December 12, 2007.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting the prospectus under Part I of this Registration Statement with respect to each of the XTL Biopharmaceuticals Ltd. 2001 Employee Share Option Plan, the XTL Biopharmaceuticals Ltd. 2000 Directors, Consultants, and Employees Share Option Plan, the XTL Biopharmaceuticals Ltd. 1999 Directors, Consultants, and Employees Share Option Plan, the XTL Biopharmaceuticals Ltd. 1998 Employee Share Option Plan and Non-Plan Share Options (collectively, the “Plans”) will be sent or given to the participants in the Plans, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents have been omitted from this Registration Statement as permitted by Part I of Form S-8.

(b) Upon written or oral request, XTL Biopharmaceuticals Ltd. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus for each of the Plans. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. Requests for the above-mentioned information should be directed to Ron Bentsur at (845) 267-0707, or by mail to XTL Biopharmaceuticals Ltd., 711 Executive Blvd., Suite Q, Valley Cottage, NY 10989.

PART II.	INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2006;

(2)
The Company’s Current Reports on Form 6-K filed with the Commission on March 29, 2007 (Film No. 07728344), June 11, 2007, August 15, 2007, August 28, 2007, September 10, 2007, September 17, 2007, September 26, 2007, October 2, 2007, October 25, 2007, and October 31, 2007; and

(3)	The description of the Company’s share capital, par value NIS 0.02 per share, contained in the Registration Statement on Form F-1, filed with the Commission on April 20, 2006 (File 333-133445).

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of an act or omission in the capacity of an office holder for:

•	a breach of the office holder’s duty of care to the company or to another person;

•	a breach of the office holder’s fiduciary duty to the company, provided that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company; and

•	a financial liability imposed upon the office holder in favor of another person.

Moreover, a company can indemnify an office holder for any of the following obligations or expenses incurred in connection with the acts or omissions of such person in his or her capacity as an office holder:

•	monetary liability imposed upon him or her in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court; and

•
reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon him or her by a court, in a proceeding brought against him or her by or on behalf of the company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he or she was convicted; furthermore, a company can, with a limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

The Company’s Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. The Company has entered into indemnification, insurance and exculpation agreements with its directors and executive officers, following shareholder approval of these agreements. The Company has directors’ and officers’ liability insurance covering its officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards the Company or towards another person, (b) the breach of fiduciary duty towards the Company, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm the Company’s interests, and (c) a monetary liability imposed upon him in favor of a third party.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Association†

4.2	Form of Share Certificate (including both Hebrew and English translations) ^

5.1	Opinion of Kantor & Co. regarding legality of the ordinary shares

23.1	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, dated December 13, 2007

23.2	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., dated December 13, 2007

23.3	Consent of Kantor & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	XTL Biopharmaceuticals Ltd. 1998 Employee Share Option Plan dated October 19, 1998†

99.2	XTL Biopharmaceuticals Ltd. 1999 Share Option Plan dated June 1, 1999†

99.3	XTL Biopharmaceuticals Ltd. 2000 Directors, Consultants, and Employees Share Option Plan dated April 12, 2000†

99.4	XTL Biopharmaceuticals Ltd. 2001 Employee Share Option Plan dated February 28, 2001†

† Incorporated by reference from the registration statement on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on July 14, 2005, as it may be amended or restated.

^ Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on March 23, 2007, as it may be amended or restated.

Item 9.	Undertakings

A.	Rule 415 Offering

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Documents Incorporated by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Indemnification of Officers, Directors and Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York City, State of New York on this 14th day of December, 2007.

XTL BIOPHARMACEUTICALS LTD

By:	/s/ Ron Bentsur
Ron Bentsur Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of XTL Biopharmaceuticals Ltd. hereby severally constitute Ron Bentsur and Bill Kessler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, including any registration statements filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable XTL Biopharmaceuticals Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of December 14, 2007.

Signatures	Title

/s/ Michael S. Weiss
Michael S. Weiss	Chairman of the Board of Directors

/s/ Ron Bentsur
Ron Bentsur	Chief Executive Officer and Authorized U.S. Representative

/s/ Bill Kessler
Bill Kessler	Director of Finance (principal financial and accounting officer)

/s/ William J. Kennedy, Ph.D
William J. Kennedy, Ph.D	Non-executive Director

/s/ Ido Seltenreich
Ido Seltenreich	Non-executive Director and External Director

/s/ Vered Shany, D.M.D.
Vered Shany, D.M.D.	Non-executive Director and External Director

/s/ Ben Zion Weiner, Ph.D
Ben Zion Weiner, Ph.D	Non-executive Director

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

5.1	Opinion of Kantor & Co. regarding legality of the ordinary shares

23.1	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, dated December 14, 2007

23.2	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., dated December 14, 2007

23.3	Consent of Kantor & Co. (included in Exhibit 5.1)